Exhibit 99.1

                  FTNC Reports 31 Percent Growth with
          Earnings of $118.4 Million for Second Quarter 2003


    MEMPHIS, Tenn.--(BUSINESS WIRE)--July 17, 2003--First Tennessee National Corporation (NYSE: FTN) (FTNC) announced today earnings for second quarter 2003 of $118.4 million, or $.90 diluted earnings per share, compared with last year's earnings of $90.4 million, or $.69 diluted earnings per share. This represents 31 percent growth from second quarter 2002 earnings.
    Return on average shareholders' equity and return on average assets for second quarter 2003 were 26.5 percent and 1.89 percent, respectively, and were 23.7 percent and 1.87 percent for second quarter 2002, respectively. Total assets were $27.9 billion, shareholders' equity was $1.8 billion and market capitalization was $5.6 billion on June 30, 2003, compared to $19.8 billion, $1.6 billion and $4.8 billion, respectively, on June 30, 2002.
    For the first six months of 2003, earnings totaled $237.4 million or $1.81 diluted earnings per share. For the same period in 2002, earnings were $177.5 million or $1.36 diluted earnings per share. Return on average shareholders' equity was 27.1 percent and return on average assets was 1.98 percent for the first six months of 2003 compared to 23.7 percent and 1.82 percent, respectively, for the first six months of 2002.
    "Our business-mix balance continues to produce industry-leading growth and returns. This record of growth was produced at the same time we were making investments that will improve our ability to maintain high performing results as the economic climate changes," said President and CEO Ken Glass. "At the current level of earnings and with the expectation for a continuation of low interest rates and a strong housing market, the First Call consensus estimate continues to discount our earnings potential."
    First Horizon's national businesses achieved their third best quarter of earnings while producing $15.3 billion in home loan originations and continuing successful cross-sell efforts. First Horizon capitalized on the strength of the housing market as well as the current refinancing activity through continued expansion of the sales force and efficient back office operations. Additionally, FTN Financial achieved record earnings with a strengthened platform of products and services and expansion of the customer base. Due to the exceptional earnings, this quarter's expenses throughout FTNC include investments in initiatives promoting expense efficiencies and enhancing revenue growth. As expected in this current low interest rate environment, First Tennessee Banking Group's revenues were impacted by compression in the net interest margin.
    Total revenues increased 46 percent in second quarter 2003 to $748.5 million compared to $513.7 million in second quarter 2002. Noninterest income provides the majority of FTNC's revenue and contributed 73 percent to total revenue in second quarter 2003 compared to 66 percent in second quarter 2002. Second quarter 2003 noninterest income increased 63 percent to $548.7 million from $336.6 million in 2002.
    Noninterest expense increased 55 percent to $549.3 million from $354.6 million in 2002. Contributing to this increase was a $9.8 million contribution made to the First Tennessee Foundation, a non-profit entity dedicated to supporting charitable causes in the diverse communities where FTNC does business.
    The effective tax rate decreased to 31.0 percent for second quarter 2003 compared to 33.4 percent for the same period in 2002. This decline reflects a decrease of $6.2 million, or $9.8 million on a pre-tax equivalent basis, related to the settlement of prior years' tax returns.
    For the first six months of 2003, total revenues were $1,460.0 million, an increase of 43 percent from 2002. Noninterest income for the sixth-month period was $1,066.8 million and contributed 73 percent to total revenue as compared to $661.5 million, or 65 percent of total revenues, in 2002. Noninterest expense for the six months was $1,051.8 million in 2003 compared to $707.3 million in 2002. A more detailed discussion by segment follows.

    Business Segments

    First Horizon

    Pre-tax income for First Horizon increased 149 percent to $110.4 million for second quarter 2003, compared to $44.3 million for second quarter 2002.
    Total revenues were $365.4 million in second quarter 2003, an increase of 96 percent from $186.0 million in 2002. Net interest income increased 78 percent to $86.0 million in 2003 from $48.1 million. Net interest income in First Horizon Equity Lending increased $7.2 million primarily due to an increase of 132 percent in home equity lines of credit, which averaged $1.9 billion in second quarter 2003 compared to $.8 billion in 2002. The remaining increase of $30.7 million in net interest income reflects the impact of a larger portfolio of loans held for sale (warehouse), which grew 156 percent on average to $5.2 billion from $2.0 billion in second quarter 2002. Net interest spread on the warehouse, however, was negatively impacted by lower mortgage rates.
    Noninterest income increased 103 percent to $279.4 million in 2003 compared to $137.9 million in 2002. Noninterest income consists primarily of mortgage banking-related fees from the origination process, fees from mortgage servicing and mortgage servicing rights
(MSR) net hedge gains or losses. Total noninterest income is net of amortization, impairment and other expenses related to MSR and related hedges.
    Loan origination volumes increased 177 percent in 2003 to $15.3 billion. In addition, loans securitized and sold into the secondary market increased 171 percent to $14.1 billion. Driven by low mortgage interest rates, refinance activity represented 76 percent of total originations during second quarter 2003 compared to 47 percent in second quarter 2002. Home purchase related originations grew 26 percent in 2003, demonstrating First Horizon's success in penetrating the purchase market. Due to the more stable nature of this market, which is not as vulnerable to interest rates, First Horizon's access to the purchase market should help support production levels when mortgage rates rise. Fees from the origination process increased 149 percent to $293.0 million compared to $117.5 million in 2002. This increase reflects growth in origination fees, in revenue recognized on loans sold, in the value recognized on loans in process, and higher net secondary marketing trading gains, which were influenced by the favorable interest rate environment experienced during the year.
    The mortgage-servicing portfolio was $64.0 billion on June 30, 2003, an increase of 31 percent compared to $48.7 billion on June 30, 2002. The sustained growth of this asset in a period of historically high prepayment levels was made possible, in part, by the recapture of refinances from the existing servicing portfolio. Servicing fees increased 17 percent as a result of this increase in the servicing portfolio. However, total fees associated with mortgage servicing decreased 1 percent to $43.0 million in second quarter 2003 due to the unfavorable impact of early payoff interest expense.
    MSR amortization was $32.6 million in second quarter 2003 compared with $29.9 million in second quarter 2002. In 2003 there was a MSR impairment loss of $72.3 million compared to a $24.9 million loss in 2002. Net MSR hedging gains (including the effect of time decay) were $38.3 million in 2003 compared to $23.7 million net gains in 2002. The interest rate environment in 2003 impacted increased net hedge gains and increased MSR amortization and impairment losses.
    The provision for loan losses was $7.8 million in 2003 compared to $9.3 million in 2002. The decreased provision reflects the impact of improvements in the risk profile of the retail loan portfolio due to the sale of Money Center loans in 2002, certain classified and nonperforming loans being transferred to available for sale and whole-loan insurance being provided for a segment of the retail loan portfolio.
    Noninterest expense increased 87 percent in 2003 to $247.2 million compared to $132.4 million in 2002. The growth was primarily the result of an increase of 109 percent in personnel expense resulting from higher commission expense related to the increased mortgage origination volume produced during 2003.
    For the first six months of 2003, pre-tax income increased 168 percent to $229.6 from $85.5 million in 2002. Total revenues for the six-month period were $717.3 million, an increase of 95 percent from $368.2 million in 2002. Total noninterest expense for the six-month period increased 79 percent to $468.1 million from $262.1 million in 2002 for the same reasons discussed earlier.
    Going forward, the existing level of loans in process (pipeline) due to an as yet unabated surge in applications currently indicates a continuation of record origination levels. Excluding the impact of the pipeline, fee income from refinance loan originations will generally depend on mortgage interest rates. An increase in rates should reduce origination fees and profit from the sale of loans, but should also reduce MSR amortization expense and impairment losses, while a decrease in rates should increase this net revenue. Flat to rising interest rates should reduce net secondary marketing trading gains, while falling rates should increase this net revenue. If total origination volume increases and/or the yield curve steepens, net interest income from the warehouse should increase, while if volume decreases and/or the yield curve flattens, this revenue should decrease. Continued success in our national cross-sell strategies should increase revenues from products other than traditional mortgage origination and servicing.

    First Tennessee Banking Group

    Pre-tax income for First Tennessee Banking Group (previously referred to as FTN Banking Group) decreased 59 percent to $26.1 million in second quarter 2003, compared to $63.4 million for the same period in 2002.
    Total revenues for the segment were $177.3 million, a decrease of 7 percent from $191.5 million in second quarter 2002. Net interest income decreased 16 percent to $96.9 million from $116.0 million in 2002. The decline in net interest income was related to compression in the net interest margin primarily due to the repricing of assets to lower yields while liability rates have become less sensitive to rate movements in this historically low interest rate environment and due to a change in the mix of the loan portfolio to floating rate products.
    Noninterest income increased 7 percent to $80.4 million compared to $75.5 million in 2002. This increase was due to improvement in insurance revenue, higher deposit account service charges , and growth in cash management fees. The positive impact of these items was partially offset by a decrease in trust and investment management fees.
    Noninterest expense increased 16 percent in 2003 to $132.0 million from $114.2 million last year. Contributing to this increase were expenses associated with initiatives focused on generating future earnings including marketing programs, severance and professional fees.
    The provision for loan losses was $19.2 million in second quarter 2003 compared to $13.9 million in second quarter of last year primarily due to an increase in historical loss factors on commercial loans used in the allowance model and due to loan growth. (Further discussion of asset quality trends is included in the Asset Quality section below.) Going forward the level of provision for loan losses should fluctuate primarily with the strength or weakness of the Tennessee economy.
    For the first six months of 2003, pre-tax income decreased 52 percent to $61.7 million from $128.3 million in 2002. Total revenues for the sixth-month period were $354.9 million, a decrease of 7 percent from $383.2 million in 2002. Total noninterest expense for the sixth-month period increased 14 percent to $258.1 million from $225.6 for the same period in 2002.

    FTN Financial

    Pre-tax income for FTN Financial increased 52 percent to a record $52.5 million for second quarter 2003, compared to $34.5 million for second quarter 2002.
    Total revenues were a record level of $171.7 million, an increase of 59 percent from $108.1 million in second quarter 2002. Fee income increased 61 percent to $161.1 million in 2003. This increased revenue reflects continued growth and penetration into FTN Financial's targeted institutional customer base through strengthened product and service lines. Revenue growth has also been influenced by the increased liquidity that capital markets' depository customers have experienced, as well as continued growth in the capital markets' non-depository account base. FTN Financial's enhanced institutional product and service lines, which include investment banking, equity research and sales, correspondent services and portfolio advisory services, increased 36 percent compared to 2002.
    Noninterest expense increased 61 percent in second quarter 2003 to $118.6 million compared to $73.5 million for the same period last year. This growth was primarily due to an increase of 64 percent in personnel expense, the largest component of noninterest expense, resulting from commissions and incentives associated with the higher fee income this year.
    For the first six months of 2003, pre-tax income increased 35 percent to $98.8 million from $73.4 million in 2002. Total revenues for the period were $322.7 million, an increase of 48 percent from $218.0 million in 2002. Total noninterest expense for the six-month period increased 54 percent to $223.6 million from $145.3 million in 2002.
    Going forward, revenues will fluctuate based on factors which include the expansion or contraction of the customer base, the volume of investment banking transactions and the introduction of new products, as well as the strength of loan growth in the U.S. economy and volatility in the interest rate environment and the equity markets.

    Transaction Processing

    Pre-tax income for Transaction Processing decreased 11 percent to $5.0 million in 2003, compared to $5.7 million in 2002. Total revenues were $31.3 million, an increase of 2 percent from $30.8 million in 2002. The volume of merchant transactions processed grew 20 percent over second quarter 2002. Both revenue and expense levels were influenced by recent acquisitions.
    For the first six months of 2003, pre-tax income decreased 20 percent to $9.3 million from $11.6 million in 2002.

    Corporate

    The Corporate segment's results showed a pre-tax loss of $22.2 million in second quarter 2003, compared to a loss of $11.7 million in second quarter 2002. Included in the pre-tax loss for 2003 is the $9.8 million contribution made to First Tennessee Foundation, a non-profit entity dedicated to supporting charitable causes in the communities where FTNC does business. FTNC has made contributions to the Foundation in three of the last four quarters. These contributions, which are discretionary, have been made and may continue to be made when a favorable economic environment or other favorable factor (such as the second quarter tax settlement discussed above) enables FTNC to produce strong earnings. They should have the effect of reducing noninterest expense in future periods because the Foundation's contributions are likely to reduce FTNC's direct charitable contributions.

    Asset Quality

    An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. Total FTNC provision for loan losses increased to $27.6 million in second quarter 2003 compared to $23.3 million in second quarter 2002. This increase is primarily due to higher historical loss factors on commercial loans, resulting from the impact an extended period of slow economic growth has had on our customer base, coupled with rapid growth in retail loans. These negative impacts were partially offset by improvement in asset quality of retail loans due to a change in risk profile, including the effects of whole-loan insurance being provided for a segment of the loan portfolio and the sale of the Money Center loans. Net charge-offs decreased to $12.9 million in second quarter 2003 compared to $24.5 million last year. Net charge-offs were impacted in second quarter 2003 by improvement in both the consumer and commercial loan portfolios. Nonperforming assets remained flat at $83.1 million on June 30, 2003, compared to $81.1 million on June 30, 2002. The ratio of allowance for loan losses to loans decreased to
1.25 percent on June 30, 2003, compared to 1.40 percent on June 30, 2002, primarily reflecting improvement in the retail loan portfolio's risk profile, including the effects of the whole loan insurance, the sale of the Money Center loans and the transfer of certain loans to held for sale. (See the table on A-12 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-13 for asset quality ratios).

    Average Balance Sheet

    Total FTNC average assets increased 29 percent in second quarter 2003 to $25.1 billion. Total loans increased 18 percent to $12.3 billion. Loans held for sale increased 155 percent to $5.2 billion due to the increased origination volume. Interest-bearing core deposits decreased 1 percent in 2003 while total core deposits increased 16 percent and purchased funds increased 40 percent. Average shareholders' equity increased 17 percent in second quarter 2003.
    The consolidated margin decreased to 3.72 percent for second quarter 2003 compared to 4.36 percent for the same period in 2002 primarily due to the repricing of assets to lower yields while liability rates have become less sensitive to rate movements in this historically low interest rate environment and due to a change in the mix of the loan portfolio to floating rate products.
    Going forward, in the near-term, net interest margin should decline further as term assets continue to reprice to lower rates (see A-14 for second quarter margin). The adoption of SFAS No. 150 in third quarter 2003 will also result in further compression of the consolidated net interest margin. Historically, the expense associated with FTNC's trust preferred and REIT preferred stock have been classified as noninterest expense, but upon adoption of SFAS No. 150 will be classified as interest expense on a prospective basis. Over the long-term, FTNC's asset sensitive balance sheet position should allow the net interest margin to improve when interest rates begin to rise.

    Other Information

    This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, ability to execute business plans, geo-political developments, items already mentioned in this press release, and other factors described in our recent filings with the Securities and Exchange Commission (SEC). FTNC disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.
    In compliance with the SEC's regulations concerning fair disclosure, FTNC provides additional disclosure and discussion related to First Tennessee's earnings and business segment performance through a toll-free prerecorded disclosure available by dialing 1-888-203-1112 and entering the access code 770154 (outside the United States dial 1-719-457-0820 and enter the access code 770154). This message will be available from 8:00 a.m. CDT Thursday, July 17, 2003, through 11:00 p.m. CDT Wednesday, July 23, 2003. For three weeks from the press release date, FTNC will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, we will not provide any additional earnings guidance, directly or indirectly, express or implied.

    GENERAL INFORMATION

    The First Tennessee National Corporation (NYSE:FTN) family of companies provides financial services to individuals and business customers through First Tennessee Bank, which has earned one of the highest customer retention rates of any bank in the country; First Horizon Home Loans, which earned a top-five ranking in customer satisfaction from J.D. Power and Assoc.; FTN Financial, one of the nation's top underwriters of U.S. government agency securities; and First Horizon Merchant Services, one of the most successful processors of credit card payments for the travel industry. More than 10,000 FTN employees provide financial services through hundreds of offices located in more than 30 states. FTN companies have been recognized as some of the nation's best employers by Working Mother, Business Week and Fortune magazines. More information can be found at www.FirstTennessee.com.

    Description

    -- FTNC is a nationwide, diversified financial services institution.

    -- One of the 50 largest bank holding companies in the United States in asset size and market capitalization.

    --  Included in the Standard and Poor's 500 Index

    Banking and other financial services are provided through:

    --  First Tennessee Banking Group (includes Retail/Commercial
        Bank, Investments, Financial Planning, Trust Services, Credit Card, and Cash Management)

    --  Three national lines of business -

        -- First Horizon (includes First Horizon Home Loans and First Horizon Equity Lending)

        -- FTN Financial (includes Capital Markets, Equity Research, Investment Banking, Strategic Alliances, and Correspondent Services)

        -- Transaction Processing (includes First Horizon Merchant Services (credit card merchant processing) and Express Processing (nationwide payment processing operation))



                 FIRST TENNESSEE NATIONAL CORPORATION
                  PER SHARE DATA AND FINANCIAL RATIOS
                              (Unaudited)

----------------------------------------------------------------------
                             YEAR-TO-DATE
----------------------------------------------------------------------
                                                Year-to-date
                                                  June 30
                                              --------------- Growth
                                                2003    2002  Rate (%)
----------------------------------------------------------------------
EARNINGS DATA:
--------------
Net income                                    $237.4  $177.5   33.7 +
Diluted earnings per common share               1.81    1.36   33.1 +
Dividends declared                               .60     .50
Diluted shares outstanding (millions)          131.1   130.5

SELECTED FINANCIAL RATIOS:
--------------------------
Return on average assets                        1.98    1.82
Return on average shareholders' equity          27.1    23.7
----------------------------------------------------------------------

----------------------------------------------------------------------
                              QUARTERLY
----------------------------------------------------------------------
                                                              Growth
                                               2Q03     2Q02  Rate (%)
----------------------------------------------------------------------
EARNINGS DATA:
--------------
Net income (millions)                         $118.4   $90.4   30.8 +
Diluted earnings per common share                .90     .69   30.4 +
Dividends declared                               .30     .25
Diluted shares outstanding (millions)          131.9   130.6

SELECTED FINANCIAL RATIOS:
--------------------------
Return on average assets                        1.89%   1.87%
Return on average shareholders' equity          26.5    23.7
----------------------------------------------------------------------

----------------------------------------------------------------------
                        QUARTERLY INFORMATION
----------------------------------------------------------------------
                               2Q03     1Q03    4Q02    3Q02   2Q02
----------------------------------------------------------------------
EARNINGS DATA:
--------------
Net income (millions)         $118.4  $119.0  $103.4   $95.6  $90.4
Diluted earnings per common
 share                           .90     .91     .80     .73    .69
Dividends declared               .30     .30     .30     .25    .25
Diluted shares outstanding
 (millions)                    131.9   130.3   129.7   130.2  130.6

SELECTED FINANCIAL RATIOS:
--------------------------
Return on average assets        1.89%   2.07%   1.80%   1.84%  1.87%
Return on average
 shareholders' equity           26.5    27.7    24.8    23.8   23.7
----------------------------------------------------------------------
                                  A-1




                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                            Yearly Growth
                             (Unaudited)

----------------------------------------------------------------------
                                            Year-to-date
                                              June 30
                                       ---------------------
                                                              Growth
(Thousands)                               2003       2002     Rate (%)
----------------------------------------------------------------------
Interest income                        $  520,738  $506,680    2.8  +
Less interest expense                     127,564   145,162   12.1 --
----------------------------------------------------------------------
 Net interest income                      393,174   361,518    8.8  +
Provision for loan losses                  54,951    49,208   11.7  +
----------------------------------------------------------------------
 Net interest income after
  provision for loan losses               338,223   312,310    8.3  +
Noninterest income:
 Mortgage banking                         548,410   251,183  118.3  +
 Capital markets                          298,273   197,775   50.8  +
 Deposit transactions and cash management  71,402    68,817    3.8  +
 Insurance premiums and commissions        29,648    25,913   14.4  +
 Merchant processing                       26,436    22,840   15.7  +
 Trust services and investment management  22,208    27,413   19.0 --
 Securities gains/(losses)                 (1,808)   (2,351)  23.1  +
 Other                                     72,201    69,923    3.3  +
----------------------------------------------------------------------
  Total noninterest income              1,066,770   661,513   61.3  +
----------------------------------------------------------------------
  Adjusted gross income after provision
   for loan losses                      1,404,993   973,823   44.3  +
Noninterest expense:
 Employee compensation, incentives
  and benefits                            681,322   440,157   54.8  +
 Occupancy                                 39,394    35,587   10.7  +
 Operations services                       35,088    29,383   19.4  +
 Equipment rentals, depreciation,
  and maintenance                          33,806    32,512    4.0  +
 Communications and courier                30,665    25,542   20.1  +
 Amortization of intangible assets          3,512     2,955   18.8  +
 Other                                    228,028   141,137   61.6  +
----------------------------------------------------------------------
  Total noninterest expense             1,051,815   707,273   48.7  +
----------------------------------------------------------------------
Pretax income                             353,178   266,550   32.5  +
 Applicable income taxes                  115,797    89,004   30.1  +
----------------------------------------------------------------------
Net income                             $  237,381  $177,546   33.7  +
                                        ====================
----------------------------------------------------------------------
                                  A-2





                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                             Yearly Growth
                              (Unaudited)

----------------------------------------------------------------------
                                             Year-to-date
                                               June 30
                                           ----------------
                                                               Growth
(Thousands)                                  2003     2002    Rate (%)
----------------------------------------------------------------------
All other income and commissions:
Other service charges                      $10,049   $11,391  11.8 --
Cardholder fees                             10,728     9,695  10.7  +
Check clearing fees                          6,107     6,440   5.2 --
Other                                       45,317    42,397   6.9  +
----------------------------------------------------------------------
Total                                      $72,201   $69,923   3.3  +
----------------------------------------------------------------------
All other expense:
Advertising and public relations           $24,172   $14,569  65.9  +
Contract employment                         21,728    14,304  51.9  +
Legal and professional fees                 25,044    14,890  68.2  +
Travel and entertainment                    17,339    10,186  70.2  +
Computer software                           13,252    12,147   9.1  +
Supplies                                    11,406     8,118  40.5  +
Foreclosed real estate                       7,646     9,282  17.6 --
Fed services fees                            4,799     4,855   1.2 --
Distributions on guaranteed preferred
 securities                                  4,035     4,035     -
Contributions                               12,390     1,244    NM
Distributions on preferred stock of
 subsidiary                                  2,282     2,282     -
Deposit insurance premium                    1,339     1,199  11.7  +
Other                                       82,596    44,026  87.6  +
----------------------------------------------------------------------
Total                                     $228,028  $141,137  61.6  +
----------------------------------------------------------------------
                                  A-3




                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                           Quarterly Growth
                              (Unaudited)

----------------------------------------------------------------------
                                            Quarter Ended
                                               June 30
                                                               Growth
(Thousands)                                 2003     2002     Rate (%)
----------------------------------------------------------------------
Interest income                          $265,799  $248,700    6.9  +
Less interest expense                      66,048    71,534    7.7 --
----------------------------------------------------------------------
  Net interest income                     199,751   177,166   12.7  +
Provision for loan losses                  27,501    23,286   18.1  +
----------------------------------------------------------------------
  Net interest income after
   provision for loan losses              172,250   153,880   11.9  +
Noninterest income:
  Mortgage banking                        276,562   129,926  112.9  +
  Capital markets                         158,598    98,289   61.4  +
  Deposit transactions and cash
   management                              38,626    36,393    6.1  +
  Insurance premiums and commissions       15,185    12,393   22.5  +
  Merchant processing                      13,860    12,627    9.8  +
  Trust services and investment
   management                              10,825    13,324   18.8 --
  Securities gains/(losses)                  (752)   (2,317)  67.5  +
  Other                                    35,716    35,946     .6 --
----------------------------------------------------------------------
    Total noninterest income              548,620   336,581   63.0  +
----------------------------------------------------------------------
    Adjusted gross income after
      provision for loan losses           720,870   490,461   47.0  +
Noninterest expense:
  Employee compensation, incentives
   and benefits                           362,340   222,558   62.8  +
  Occupancy                                19,789    18,452    7.2  +
  Operations services                      17,330    14,867   16.6  +
  Equipment rentals, depreciation,
   and maintenance                         16,616    16,594     .1  +
  Communications and courier               15,876    12,215   30.0  +
  Amortization of intangible assets         1,738     1,357   28.1  +
  Other                                   115,647    68,554   68.7  +
----------------------------------------------------------------------
   Total noninterest expense              549,336   354,597   54.9  +
----------------------------------------------------------------------
Pretax income                             171,534   135,864   26.3  +
  Applicable income taxes                  53,182    45,399   17.1  +
----------------------------------------------------------------------
Net income                               $118,352  $ 90,465   30.8  +
                                          ==================
----------------------------------------------------------------------
                                  A-4




                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                           Quarterly Growth
                              (Unaudited)

----------------------------------------------------------------------
                                              Quarter Ended
                                                June 30
                                           ------------------
                                                               Growth
(Thousands)                                   2003     2002   Rate (%)
----------------------------------------------------------------------
All other income and commissions:
Other service charges                        $4,925   $6,007  18.0 --
Cardholder fees                               5,600    4,956  13.0  +
Check clearing fees                           2,955    3,280   9.9 --
Other                                        22,236   21,703   2.5  +
----------------------------------------------------------------------
Total                                       $35,716  $35,946    .6 --
----------------------------------------------------------------------
All other expense:
Advertising and public relations            $11,486   $6,932  65.7  +
Contract employment                          11,230    6,719  67.1  +
Legal and professional fees                  14,896    7,574  96.7  +
Travel and entertainment                      9,072    5,574  62.8  +
Computer software                             6,836    6,638   3.0  +
Supplies                                      6,039    4,001  50.9  +
Foreclosed real estate                        2,692    5,214  48.4 --
Fed services fees                             2,359    2,425   2.7 --
Distributions on guaranteed preferred
 securities                                   2,017    2,017     -
Contributions                                10,440      634    NM
Distributions on preferred stock of
 subsidiary                                   1,141    1,141     -
Deposit insurance premium                       701      632  10.9  +
Other                                        36,738   19,053  92.8  +
----------------------------------------------------------------------
Total                                      $115,647  $68,554  68.7  +
----------------------------------------------------------------------
                                  A-5




                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                               Quarterly
                              (Unaudited)

----------------------------------------------------------------------
(Thousands)             2Q03      1Q03      4Q02      3Q02      2Q02
----------------------------------------------------------------------
Interest income      $265,799  $254,939  $271,836  $260,577  $248,700
Less interest expense  66,048    61,516    69,483    71,936    71,534
----------------------------------------------------------------------
 Net interest income  199,751   193,423   202,353   188,641   177,166
Provision for loan
 losses                27,501    27,450    22,796    20,180    23,286
----------------------------------------------------------------------
 Net interest income
  after provision
  for  loan losses    172,250   165,973   179,557   168,461   153,880
Noninterest income:
 Mortgage banking     276,562   271,848   255,843   158,811   129,926
 Capital markets      158,598   139,675   126,090   124,151    98,289
 Deposit transactions
  and cash management  38,626    32,776    37,768    36,730    36,393
 Insurance premiums
  and commissions      15,185    14,463    13,768    10,765    12,393
 Merchant processing   13,860    12,576    12,565    12,998    12,627
 Trust services and
  investment
  management           10,825    11,383    10,188    10,768    13,324
 Divestitures               -         -     2,300     2,250         -
 Securities
  gains/(losses)         (752)   (1,056)   (6,818)      (11)   (2,317)
 Other                 35,716    36,485    35,903    35,483    35,946
----------------------------------------------------------------------
Total noninterest
 income               548,620   518,150   487,607   391,945   336,581
----------------------------------------------------------------------
 Adjusted gross income
  after provision
  for loan losses     720,870   684,123   667,164   560,406   490,461
Noninterest expense:
 Employee compensation,
  incentives and
  benefits            362,340   318,982   300,344   258,061   222,558
 Occupancy             19,789    19,605    21,199    19,883    18,452
 Operations services   17,330    17,758    15,468    15,387    14,867
 Equipment rentals,
  depreciation,
  and maintenance      16,616    17,190    17,731    18,493    16,594
 Communications and
  courier              15,876    14,789    14,575    13,331    12,215
 Amortization of
  intangible assets     1,738     1,774     1,569     1,676     1,357
 Other                115,647   112,381   143,797    94,547    68,554
----------------------------------------------------------------------
Total noninterest
 expense              549,336   502,479   514,683   421,378   354,597
----------------------------------------------------------------------
Pretax income         171,534   181,644   152,481   139,028   135,864
 Applicable income
  taxes                53,182    62,615    49,147    43,457    45,399
----------------------------------------------------------------------
Net income           $118,352  $119,029  $103,334   $95,571   $90,465
                     =================================================
----------------------------------------------------------------------
                                  A-6




                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                               Quarterly
                              (Unaudited)

----------------------------------------------------------------------
(Thousands)               2Q03      1Q03      4Q02     3Q02     2Q02
----------------------------------------------------------------------
All other income and commissions:
Other service charges    $4,925    $5,124    $5,049   $4,764   $6,007
Cardholder fees           5,600     5,128     5,324    5,126    4,956
Check clearing fees       2,955     3,152     3,390    3,350    3,280
Other                    22,236    23,081    22,140   22,243   21,703
----------------------------------------------------------------------
Total                   $35,716   $36,485   $35,903  $35,483  $35,946
----------------------------------------------------------------------
All other expense:
Advertising and public
 relations              $11,486   $12,686   $14,646   $6,767   $6,932
Contract employment      11,230    10,498    11,230    7,265    6,719
Legal and professional
 fees                    14,896    10,148    13,250    9,200    7,574
Travel and entertainment  9,072     8,267     6,616    5,699    5,574
Computer software         6,836     6,416     7,884    6,109    6,638
Supplies                  6,039     5,367     5,482    4,346    4,001
Foreclosed real estate    2,692     4,954     2,547    9,650    5,214
Fed services fees         2,359     2,440     2,411    2,331    2,425
Distributions on
 guaranteed preferred
 securities               2,017     2,018     2,017    2,018    2,017
Contributions            10,440     1,950    33,512   13,581      634
Distributions on
 preferred stock of
 subsidiary               1,141     1,141     1,141    1,141    1,141
Deposit insurance
 premium                    701       638       580      614      632
Other                    36,738    45,858    42,481   25,826   19,053
----------------------------------------------------------------------
Total                  $115,647  $112,381  $143,797  $94,547  $68,554
----------------------------------------------------------------------
                                  A-7



                 FIRST TENNESSEE NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                             Yearly Growth
                              (Unaudited)

----------------------------------------------------------------------
                                          Year-to-date
                                            June 30
                                   -------------------------
                                                               Growth
(Thousands)                            2003         2002      Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
 Commercial:
 Commercial, financial and
  industrial                        $4,160,444   $3,994,469    4.2  +
 Real estate commercial              1,076,672    1,001,397    7.5  +
 Real estate construction              602,746      506,447   19.0  +
 Retail:
 Real estate residential             5,173,117    3,934,155   31.5  +
 Real estate construction              376,153      222,115   69.4  +
 Other retail                          270,143      434,918   37.9 --
 Credit card receivables               260,648      266,701    2.3 --
----------------------------------------------------------------------
  Total loans, net of unearned
   income                           11,919,923   10,360,202   15.1  +
Investment securities                2,229,230    2,033,239    9.6  +
REMIC securities                       234,553      397,530   41.0 --
Loans held for sale                  4,654,988    2,267,268  105.3  +
Other earning assets                 1,583,690    1,356,649   16.7  +
----------------------------------------------------------------------
  Total earning assets              20,622,384   16,414,888   25.6  +
Cash and due from banks                753,192      775,626    2.9 --
Other assets                         2,843,045    2,494,884   14.0  +
----------------------------------------------------------------------
  Total assets                     $24,218,621  $19,685,398   23.0  +
                                   =========================

Certificates of deposit under
 $100,000 and other time            $1,885,436   $1,926,295    2.1 --
Other interest-bearing deposits      3,919,114    3,934,920     .4 --
----------------------------------------------------------------------
  Total interest-bearing core
   deposits                          5,804,550    5,861,215    1.0 --
Certificates of deposit $100,000
 and more                            4,833,233    3,639,694   32.8  +
Short-term borrowed funds            4,294,928    3,434,455   25.1  +
Term borrowings                      1,107,302      603,713   83.4  +
----------------------------------------------------------------------
  Total interest-bearing
   liabilities                      16,040,013   13,539,077   18.5  +
Demand deposits                      1,812,240    1,638,468   10.6  +
Other noninterest-bearing deposits   2,933,701    1,845,434   59.0  +
Other liabilities                    1,522,038    1,005,818   51.3  +
Qualifying capital securities (a)      100,000      100,000      -
Preferred stock of subsidiary           44,417       44,212     .5  +
Shareholders' equity                 1,766,212    1,512,389   16.8  +
----------------------------------------------------------------------
   Total liabilities and
    shareholders' equity           $24,218,621  $19,685,398   23.0  +
                                   =========================
----------------------------------------------------------------------
(a) Guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures

                                  A-8




                 FIRST TENNESSEE NATIONAL CORPORATION
                   AVERAGE STATEMENTS OF CONDITION
                           Quarterly Growth
                             (Unaudited)

----------------------------------------------------------------------
                                         Quarter Ended
                                            June 30
                                   -------------------------
                                                              Growth
(Thousands)                           2003         2002      Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
Commercial:
 Commercial, financial and
  industrial                        $4,274,582   $3,926,211    8.9  +
 Real estate commercial              1,091,319    1,021,479    6.8  +
 Real estate construction              616,385      508,810   21.1  +
Retail:
 Real estate residential             5,409,717    4,056,932   33.3  +
 Real estate construction              396,412      234,037   69.4  +
 Other retail                          265,311      425,389   37.6 --
 Credit card receivables               260,560      264,693    1.6 --
----------------------------------------------------------------------
 Total loans, net of unearned
  income                            12,314,286   10,437,551   18.0  +
Investment securities                2,199,188    2,073,175    6.1  +
REMIC securities                       213,349      374,727   43.1 --
Loans held for sale                  5,160,628    2,024,350  154.9  +
Other earning assets                 1,676,703    1,388,564   20.8  +
----------------------------------------------------------------------
  Total earning assets              21,564,154   16,298,367   32.3  +
Cash and due from banks                732,895      750,534    2.4 --
Other assets                         2,814,801    2,387,522   17.9  +
----------------------------------------------------------------------
  Total assets                     $25,111,850  $19,436,423   29.2  +
                                   ========================= ---------

Certificates of deposit under
$100,000 and other time             $1,872,108   $1,961,918    4.6 --
Other interest-bearing deposits      3,942,533    3,898,698    1.1  +
----------------------------------------------------------------------
  Total interest-bearing core
   deposits                          5,814,641    5,860,616     .8 --
Certificates of deposit $100,000
 and more                            4,987,649    3,371,961   47.9  +
Short-term borrowed funds            4,567,897    3,458,612   32.1  +
Term borrowings                      1,205,718      641,074   88.1  +
----------------------------------------------------------------------
  Total interest-bearing
   liabilities                      16,575,905   13,332,263   24.3  +
Demand deposits                      1,807,457    1,638,402   10.3  +
Other noninterest-bearing deposits   3,195,766    1,841,936   73.5  +
Other liabilities                    1,597,315      950,784   68.0  +
Qualifying capital securities (a)      100,000      100,000      -
Preferred stock of subsidiary           44,429       44,224     .5  +
Shareholders' equity                 1,790,978    1,528,814   17.1  +
----------------------------------------------------------------------
  Total liabilities and
   shareholders' equity            $25,111,850  $19,436,423   29.2  +
                                   =========================
----------------------------------------------------------------------
(a) Guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures

                                  A-9



                 FIRST TENNESSEE NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                               Quarterly
                              (Unaudited)

----------------------------------------------------------------------
(Millions)          2Q03       1Q03       4Q02       3Q02       2Q02
----------------------------------------------------------------------
Loans, net of unearned income:
 Commercial:
  Commercial, financial and
   industrial     $4,274.6   $4,045.0   $4,016.0   $3,941.9   $3,926.2
  Real estate
   commercial      1,091.3    1,061.9    1,054.5    1,056.6    1,021.5
  Real estate
   construction      616.4      589.0      548.6      504.8      508.8
 Retail:
  Real estate
   residential     5,409.7    4,933.9    4,547.1    4,316.8    4,056.9
  Real estate
   construction      396.4      355.7      324.0      278.2      234.0
  Other retail       265.3      275.0      297.6      396.8      425.4
  Credit card
   receivables       260.6      260.7      264.1      261.8      264.7
----------------------------------------------------------------------
  Total loans, net
   of unearned
   income         12,314.3   11,521.2   11,051.9   10,756.9   10,437.5
Investment
 securities        2,199.2    2,259.6    2,300.6    2,056.5    2,073.2
REMIC securities     213.4      256.0      303.9      341.9      374.7
Loans held for
 sale              5,160.6    4,143.7    4,527.0    3,010.5    2,024.4
Other earning
 assets            1,676.7    1,489.7    1,201.8    1,176.7    1,388.6
----------------------------------------------------------------------
  Total earning
   assets         21,564.2   19,670.2   19,385.2   17,342.5   16,298.4
Cash and due
 from banks          732.9      773.7      806.1      743.9      750.5
Other assets       2,814.8    2,871.6    2,619.6    2,514.7    2,387.5
----------------------------------------------------------------------
  Total assets   $25,111.9  $23,315.5  $22,810.9  $20,601.1  $19,436.4
                 =====================================================

Certificates of deposit
 under $100,000
 and other time   $1,872.1   $1,898.9   $1,924.2   $1,971.2   $1,961.9
Other interest-
 bearing
 deposits          3,942.5    3,895.5    3,794.8    3,778.7    3,898.7
----------------------------------------------------------------------
  Total interest-
   bearing core
   deposits        5,814.6    5,794.4    5,719.0    5,749.9    5,860.6
Certificates of
 deposit $100,000
 and more          4,987.7    4,677.1    4,428.6    3,657.4    3,372.0
Short-term
 borrowed funds    4,567.9    4,018.9    4,003.1    3,807.3    3,458.6
Term borrowings    1,205.7    1,007.8      878.4      653.4      641.1
----------------------------------------------------------------------
  Total interest-
   bearing
   liabilities    16,575.9   15,498.2   15,029.1   13,868.0   13,332.3
Demand deposits    1,807.5    1,817.1    1,861.9    1,668.7    1,638.4
Other noninterest-
 bearing deposits  3,195.8    2,668.7    2,728.3    2,180.7    1,841.9
Other liabilities  1,597.3    1,445.9    1,394.0    1,146.0      950.8
Qualifying capital
 securities (a)      100.0      100.0      100.0      100.0      100.0
Preferred stock
 of subsidiary        44.4       44.4       44.4       44.2       44.2
Shareholders'
 equity            1,791.0    1,741.2    1,653.2    1,593.5    1,528.8
----------------------------------------------------------------------
  Total liabilities
   and shareholders'
    equity       $25,111.9  $23,315.5  $22,810.9  $20,601.1  $19,436.4
                 =====================================================

Diluted shares
 outstanding         131.9      130.3      129.7      130.2      130.6
----------------------------------------------------------------------
(a) Guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures

                                 A-10




                 FIRST TENNESSEE NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                             (Unaudited)

----------------------------------------------------------------------
                                            June 30           Growth
(Thousands)                             2003       2002      Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
 Commercial:
  Commercial, financial and
   industrial                      $ 4,473,933  $ 3,901,851   14.7  +
  Real estate commercial             1,007,811    1,023,200    1.5 --
  Real estate construction             638,664      504,963   26.5  +
 Retail:
  Real estate residential            5,678,988    4,177,188   36.0  +
  Real estate construction             433,766      256,884   68.9  +
  Consumer                             270,077      419,629   35.6 --
  Credit card receivables              263,650      260,942    1.0  +
----------------------------------------------------------------------
   Total loans, net of unearned
    income                          12,766,889   10,544,657   21.1  +
Investment securities                2,271,527    2,053,081   10.6  +
REMIC securities                       189,657      353,847   46.4 --
Loans held for sale                  5,851,079    2,243,146  160.8  +
Other earning assets                 1,167,073      860,144   35.7  +
----------------------------------------------------------------------
   Total earning assets             22,246,225   16,054,875   38.6  +
Cash and due from banks                922,268      890,972    3.5  +
Other assets                         4,770,741    2,870,425   66.2  +
----------------------------------------------------------------------
   Total assets                    $27,939,234  $19,816,272   41.0  +
                                    ========================

Certificates of deposit under
 $100,000 and other time           $ 1,847,687  $ 1,991,787    7.2 --
Other interest-bearing deposits      3,936,820    3,794,696    3.7  +
----------------------------------------------------------------------
   Total interest-bearing core
    deposits                         5,784,507    5,786,483      -
Certificates of deposit $100,000
 and more                            3,933,071    3,088,942   27.3  +
Short-term borrowed funds            4,923,608    3,446,148   42.9  +
Term borrowings                      1,584,789      650,968  143.5  +
----------------------------------------------------------------------
   Total interest-bearing
    liabilities                     16,225,975   12,972,541   25.1  +
Demand deposits                      2,357,532    1,944,822   21.2  +
Other noninterest-bearing deposits   3,417,696    1,575,833  116.9  +
Other liabilities                    3,999,825    1,615,453  147.6  +
Qualifying capital securities (a)      100,000      100,000      -
Preferred stock of subsidiary           44,442       44,236     .5  +
Shareholders' equity                 1,793,764    1,563,387   14.7  +
----------------------------------------------------------------------
   Total liabilities and
    shareholders' equity           $27,939,234  $19,816,272   41.0  +
                                    ========================
----------------------------------------------------------------------
(a) Guaranteed preferred beneficial interests in First Tennessee's junior subordinated debentures

                                 A-11




                 FIRST TENNESSEE NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

----------------------------------------------------------------------
(Thousands)             2Q03     1Q03      4Q02      3Q02      2Q02
----------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
 Beginning Reserve   $144,484  $144,298  $143,749  $147,417  $148,602
 Provision (a)         27,501    27,450    22,796    20,180    23,286
 Charge-offs          (16,383)  (30,861)  (26,528)  (27,436)  (27,842)
 Loan recoveries        3,478     3,597     4,281     3,588     3,371
----------------------------------------------------------------------
   Ending Balance    $159,080  $144,484  $144,298  $143,749  $147,417
                     =================================================

NONPERFORMING ASSETS:
Lending Activities:
 Nonperforming loans  $57,324   $52,690   $55,060   $53,691   $40,300
 Foreclosed real
 estate                 8,000     9,684     7,891     7,799     7,493
 Other assets              52        57        33       112        99
----------------------------------------------------------------------
Total Lending
 Activities            65,376    62,431    62,984    61,602    47,892
----------------------------------------------------------------------
Mortgage Production Activities:
 Nonperforming loans
  - held for sale       7,245     7,139     5,733         -         -
 Nonperforming loans
  - loan portfolio      2,026     4,550     3,394    18,289    19,152
 Foreclosed real estate 8,414     4,245     3,560    11,983    14,006
----------------------------------------------------------------------
Total Mortgage
 Production Activities 17,685    15,934    12,687    30,272    33,158
----------------------------------------------------------------------
 Total nonperforming
  assets              $83,061   $78,365   $75,671   $91,874   $81,050
                     =================================================

Loans and leases
 past due 90
 days or more         $32,208   $36,794   $37,301   $33,838   $34,710
----------------------------------------------------------------------
(a) Provision was reduced by $7.4 million in third quarter 2002 related to the change in First Tennessee's risk profile after the sale of a portfolio of loans originated through First Horizon Money Centers.

                                 A-12




                 FIRST TENNESSEE NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

----------------------------------------------------------------------
(Thousands)                          2Q03  1Q03   4Q02   3Q02   2Q02
----------------------------------------------------------------------
FTNC CONSOLIDATED:
Nonperforming loans ratio (a)         .46%   .48%   .52%   .66%   .56%
Nonperforming assets ratio (b)        .59    .60    .62    .84    .77
Allowance to total loans             1.25   1.21   1.27   1.32   1.40
Allowance to nonperforming
 loans (c)                         268.04 252.42 246.86 199.71 247.96
Allowance to nonperforming
 assets (d)                        209.82 202.85 206.32 156.46 181.88
Net charge-off ratio (e)              .42    .95    .81    .89    .94

LENDING ACTIVITIES:
Nonperforming loans ratio (a)         .45%   .44%   .49%   .49%   .38%
Nonperforming assets ratio (b)        .51    .52    .56    .56    .45
Allowance to total loans             1.31   1.22   1.27   1.31   1.37
Allowance to nonperforming loans   273.64 274.22 260.51 265.66 358.00
Allowance to nonperforming assets  239.90 231.43 227.73 231.55 301.25
Net charge-off ratio (e)              .42    .90    .85    .77    .94

MORTGAGE PRODUCTION ACTIVITIES:
Nonperforming assets ratio (f)        .03%   .03%   .02%   .06%   .07%
----------------------------------------------------------------------
(a) Ratio is nonperforming loans in the loan portfolio to total loans
(b) Ratio is nonperforming assets in the loan portfolio to total loans plus foreclosed real estate and other assets
(c) Ratio is allowance to nonperforming loans in the loan portfolio
(d) Ratio is allowance to nonperforming assets in the loan portfolio
(e) Ratio is net charge-offs to average total loans
(f) Ratio is nonperforming assets to unpaid principal balance of servicing portfolio

                                 A-13




                 FIRST TENNESSEE NATIONAL CORPORATION
                 NET INTEREST MARGIN (NIM) HIGHLIGHTS
                              (Unaudited)

----------------------------------------------------------------------
                                 2Q03    1Q03    4Q02    3Q02    2Q02
----------------------------------------------------------------------
Consolidated Yields and Rates:
 Investment securities           4.26%   4.97%   5.46%   5.83%   6.01%
 Loans, net of unearned          5.13    5.42    5.66    6.06    6.22
 Other earning assets            4.70    4.77    5.24    5.50    5.37
----------------------------------------------------------------------
 Yields on earning assets        4.90    5.18    5.51    5.89    6.01
----------------------------------------------------------------------
 Interest bearing core deposits  1.46    1.52    1.72    1.90    1.98
 CD's over $100,000              1.41    1.54    1.90    2.09    2.18
 Fed funds purchased and repos   1.11    1.09    1.28    1.55    1.52
 Commercial paper and other
  short-term borrowings          3.78    3.45    3.53    3.98    4.25
 Long-term debt                  3.30    3.01    3.54    4.41    4.37
----------------------------------------------------------------------
 Rates paid on interest-
  bearing liabilities            1.59    1.60    1.83    2.06    2.15
----------------------------------------------------------------------
  Net interest spread            3.31    3.58    3.68    3.83    3.86
 Effect of interest-free sources  .37     .34     .41     .41     .39
 Loan fees                        .05     .06     .08     .10     .11
 FRB interest and penalties      (.01)   (.01)      -       -       -
----------------------------------------------------------------------
  FTNC - NIM                     3.72%   3.97%   4.17%   4.34%   4.36%
---------------------------------=====================================
                                 A-14




                 FIRST TENNESSEE NATIONAL CORPORATION
                          CAPITAL HIGHLIGHTS
      (Dollars in millions except per share amounts, Unaudited)

----------------------------------------------------------------------
                       2Q03      1Q03      4Q02      3Q02      2Q02
----------------------------------------------------------------------
Tier 1 Capital (a)   $1,665.8  $1,628.6  $1,558.5  $1,496.7  $1,409.4
Tier 2 Capital (a)      806.3     458.0     456.4     469.7     473.0
                    --------------------------------------------------
  Total Capital (a)  $2,472.1  $2,086.6  $2,014.9  $1,966.4  $1,882.4
                    ==================================================

Risk-Adjusted
 Assets (a)         $19,178.3 $17,603.3 $17,461.6 $17,084.5 $15,736.8

Tier 1 Ratio (a)         8.69%     9.25%     8.93%     8.76%     8.96%
Tier 2 Ratio (a)         4.20      2.60      2.61      2.75      3.00
                    --------------------------------------------------
  Total Capital
   Ratio (a)            12.89%    11.85%    11.54%    11.51%    11.96%
                    ==================================================

Leverage Ratio (a)       6.70%     7.06%     6.91%     7.36%     7.35%

Shareholders'
 Equity/Assets
 Ratio (b)               7.13      7.47      7.25      7.74      7.87

Book Value             $14.16    $13.91    $13.35    $12.84    $12.36

----------------------------------------------------------------------
(a) Current quarter is an estimate
(b) Calculated on average balances

                                 A-15



                 FIRST TENNESSEE NATIONAL CORPORATION
                     BUSINESS SEGMENT HIGHLIGHTS
             (Unaudited - Fully Taxable Equivalent Basis)

----------------------------------------------------------------------
(Thousands)             2Q03     1Q03      4Q02      3Q02      2Q02
----------------------------------------------------------------------
FIRST TENNESSEE BANKING GROUP
Total Revenues       $177,321  $177,614  $179,761  $185,693  $191,489
Loan Loss Provision    19,110    15,941    19,737    15,158    13,900
Noninterest Expenses  132,027   126,078   132,408   115,877   114,181
                      ------------------------------------------------
 Pre-Tax Income      $ 26,184  $ 35,595  $ 27,616  $ 54,658  $ 63,408

FIRST HORIZON
Total Revenues       $365,381  $351,879  $340,725  $228,174  $186,008
Loan Loss Provision     7,824    11,781     2,449     4,195     9,272
Noninterest Expenses  247,203   220,898   204,690   165,469   132,424
                      ------------------------------------------------
 Pre-Tax Income      $110,354  $119,200  $133,586  $ 58,510  $ 44,312

FTN FINANCIAL
Total Revenues       $171,757  $151,015  $137,480  $134,578  $108,151
Loan Loss Provision       567      (272)      610       827       114
Noninterest Expenses  118,616   104,993    93,419    90,857    73,469
                      ------------------------------------------------
 Pre-Tax Income      $ 52,574  $ 46,294  $ 43,451  $ 42,894  $ 34,568

TRANSACTION PROCESSING
Total Revenues       $ 31,288  $ 29,764  $ 30,454  $ 30,999  $ 30,780
Noninterest Expenses   26,267    25,520    35,318    25,280    25,110
                      ------------------------------------------------
 Pre-Tax Income      $  5,021  $  4,244  $ (4,864) $  5,719  $  5,670

CORPORATE (a)
Total Revenues       $  2,929  $  1,634  $  1,886  $  1,527  $ (2,305)
Noninterest Expenses   25,223    24,990    48,848    23,895     9,413
                      ------------------------------------------------
 Pre-Tax Income      $(22,294) $(23,356) $(46,962) $(22,368) $(11,718)

TOTAL CONSOLIDATED
Total Revenues       $748,676  $711,906  $690,306  $580,971  $514,123
Loan Loss Provision    27,501    27,450    22,796    20,180    23,286
Total Noninterest
 Expenses             549,336   502,479   514,683   421,378   354,597
                      ------------------------------------------------
 Pre-Tax Income
  (FTE)              $171,839  $181,977  $152,827  $139,413  $136,240
Fully Taxable
 Equivalent
 Adjustment               305       333       346       385       376
                      ------------------------------------------------
Consolidated Pretax
 Income              $171,534  $181,644  $152,481  $139,028  $135,864

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(a) Corporate includes certain corporate expenses, interest expense on trust preferred and REIT preferred stock, select components of SFAS 133 hedge ineffectiveness and other items not allocated or not specifically assigned to business segments.

                                 A-16



                 FIRST TENNESSEE NATIONAL CORPORATION
                       SFAS No. 133 HIGHLIGHTS
                             (Unaudited)

FTNC uses derivative instruments primarily to hedge or protect the value of certain assets and liabilities recorded on its balance sheet from changes in interest rates. SFAS No. 133, which was adopted on January 1, 2001, establishes accounting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. It requires that changes in the instrument's fair value be recognized currently in earnings (or other comprehensive income). If certain criteria are met, changes in the fair value of the asset or liability being hedged are also recognized currently in earnings.

Fair value is determined on the last business day of a reporting period. This point in time measurement of derivative fair values and the related hedged item fair values may be well suited to the measurement of hedge effectiveness, as well as reported earnings, when hedge time horizons are short. The same measurement however may not consistently reflect the effectiveness of longer-term hedges and, in FTNC's view, can distort short-term measures of reported earnings. FTNC uses a combination of derivative financial instruments to hedge certain components of the interest rate risk associated with its portfolio of capitalized mortgage servicing rights, which currently have an average life of approximately three to four years. Over this long-term time horizon this combination of derivatives can be effective in significantly mitigating the effects of interest rate changes on the value of the servicing portfolio. However, these derivative financial instruments can and do demonstrate significant price volatility depending upon prevailing conditions in the financial markets. If a reporting period ends during a period of volatile financial market conditions, the effect of such point in time conditions on reported earnings does not reflect the underlying economics of the transactions or the true value of the hedges to FTNC over their estimated lives. The fact that the fair value of a particular derivative is unusually low or high on the last day of the reporting period is meaningful in evaluating performance during the period only if FTNC sells the derivative within the period of time before fair value changes and does not replace the hedge coverage with another derivative. FTNC believes the effect of such volatility on such short-term measures of earnings is not indicative of the expected long-term performance of this hedging practice.

For its internal evaluation of performance for an applicable period, FTNC reclassifies select components of SFAS 133 hedge ineffectiveness from the reported net income of the First Horizon segment to the Corporate segment. The internal evaluation of First Horizon's long-term performance will include the long-term trend, if any, in these select components of SFAS 133 hedge ineffectiveness.

                                 A-17

    Note: A spreadsheet is available at URL:


    CONTACT: First Tennessee National Corporation
             Financial Information:
             Jim Keen, 901-523-4212
             or
             Media Information:
             Kim Cherry, 901-523-4726
             or
             Investor Relations:
             Mark Yates, 901-523-4068